UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  July 8, 2015

VGTel, Inc.

(Exact Name of Registrant as Specified in Charter)

New York	000-52983	01-0671426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Crescent Court
Dallas, TX 75201
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (845) 368-0110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

VGTel, Inc.

July 8, 2015

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2015, we announced the appointment of Amilya Antonetti as our Chief Executive Officer and K. Bryce Toussaint as our President, effective immediately.

Ms. Antonetti, age 48, will manage the companies as CEO from her office in New York City along with the Board of Directors.  Ms. Antonetti has more than 25 years of combined experience as founder, President, CEO/ CMO of several innovative and fast growth companies including SoapWorks, Herplex, and Lucky Napkin that were exited  (M&A) to larger industry corporations between 2002 through 2009. Over her career of more than 40,000 employees across multiple brands, she has built a strong reputation of redefining and disrupting antiquated industries such as household, finance network marketing and HBA (health and beauty).Since these sales Ms. Antonetti has offered her expertise in media, innovation and technology through the services of AMA Enterprises and AMA Production.  In 2010 and carrying through 2014, she built her own personal brand as a national speaker and media personality across TV, radio and print, appearing regularly as “the small business voice” and contributing expert on Fox News and Fox Business as well as CNBC, NBC, ABC, and CBS. In 2014 she hosted her own radio show “Amilya” on WABC while continuing her consulting services and media career which she continues today.

The company and Ms. Antonetti are currently working together on the terms of employment beyond the first 90 days and will file our employment agreement with the SEC when it is finalized.

Ms. Antonetti has not previously engaged in a related party transaction with us at any time, and there are no family relationships between Ms. Antonetti and any of our other executive officers or directors.

Mr. Toussaint, age 43,  has more than 15 years of experience as a management and finance leader, focusing on all aspects of corporate finance, internal audit (financial, operational, compliance, IT), operational effectiveness, profit/performance enhancement, team building, and project management. He has strong technical knowledge in US GAAP and Generally Accepted Auditing Standards (GAAS) and Corporate Governance for public entities. He is adept at assessing organizational risk factors and guiding firms towards efficient financial and accounting operations. Mr. Toussaint built the foundation of his career in public markets at KPMG Peat Marwick, where he served both foreign and domestic registrants with reporting, M&A, reverse mergers, and other capital market engagements from August 1996 to June 2000. During his time in public accounting, Mr. Toussaint developed considerable expertise improving the performance of governmental entities at the federal, state, and municipal levels. He also built a successful consulting practice assisting colleges and universities with various process improvement and compliance initiatives. He has also consulted with numerous start-up businesses, developing their management teams, accounting and reporting structure, and providing strategic and operational expertise. He has been instrumental in helping such firms raise tens of millions of dollars in debt financing and growth equity. Mr. Toussaint has worked as an independent financial consultant for several small businesses and microcap companies generally serving in an interim management capacity. Most recently, Mr. Toussaint served as a Director with NextGen Healthcare Solutions, LLC, and served as a Director with Continewity LLC from December 2010 to November 2012.  Mr. Toussaint was appointed as the Acting Chief Financial Officer of and as a director of Swordfish Financial of December 2012 through March 2014. Thereafter Mr. Toussaint served as interim Financial Officer to an entity in the education industry and returned to private practice prior to his employment with the company.  Mr. Toussaint passed the Certified Public Accountants exam in 2001 and received his Bachelors in Accounting and MBA from Louisiana State University.

The company and Mr. Toussaint are currently working together on the terms of employment beyond the first 90 days and will file our employment agreement with the SEC when it is finalized.

Mr. Toussaint has not previously engaged in a related party transaction with us at any time, and there are no family relationships between Mr. Toussaint and any of our other executive officers or directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VGTEL, INC.

Date: July 8, 2015	By:	/s/ Neil Fogel
Neil Fogel
Chief Financial Officer